Exhibit 4.1
     This FIRST SUPPLEMENTAL INDENTURE, dated as of July 27, 2009 (this “First Supplemental Indenture”), between Borland Software Corporation, a corporation duly organized and existing under the laws of the State of Delaware, as Issuer (the “Company”), and U.S. Bank National Association, a national banking association, as Trustee (the “Trustee”) under the Indenture referred to herein. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Indenture referred to below.
W I T N E S S E T H:
     WHEREAS, the Company and the Trustee, are parties to an Indenture dated as of February 6, 2007 (the “Indenture”), providing for the issuance of 2.75% Convertible Senior Notes due 2012 (herein called the “Securities”);
     WHEREAS, the Company entered into an Agreement and Plan of Merger, dated as of May 5, 2009, with Bentley Merger Sub, Inc., a Delaware corporation (“Merger Sub”), Micro Focus International plc, a company organized under the laws of England and Wales (“PLC”) and Micro Focus (US), Inc., a Delaware corporation (“Parent”), as amended by the Amendment to Agreement and Plan of Merger, dated as of June 17, 2009, and the Second Amendment to Agreement and Plan of Merger, dated as of June 20, 2009 (the “Merger Agreement”).
     WHEREAS, pursuant to the Merger Agreement, on July 27, 2009, Merger Sub merged with and into the Company, with the Company as the surviving corporation (the “Merger”).
     WHEREAS, following completion of the Merger, each issued and outstanding share of the common stock, par value $0.01 per share (the “Common Shares”), of the Company (other than Common Shares canceled pursuant to Section 2.01(b) of the Merger Agreement and Dissenting Shares (as defined in Section 2.01(d) of the Merger Agreement)),were converted into the right to receive $1.50 in cash without interest (the “Merger Consideration,” as defined in Section 2.01(a) of the Merger Agreement).
     WHEREAS, Section 6.05 of the Indenture provides that in the case of any merger of the Company with another corporation, the Company or the successor or purchasing person, as the case may be, shall execute with the Trustee a supplemental indenture (which shall comply with the Trust Indenture Act as in force at the date of execution of such supplemental indenture) providing that the Securities shall be convertible into the kind and amount of shares of stock, securities or other property or assets (including cash) receivable upon such reclassification, change, consolidation, merger, combination, sale or conveyance by a holder of a number of shares of Common Stock issuable upon conversion of such Securities (assuming, for such purposes, a sufficient number of authorized shares of Common Stock available to convert all such Securities) immediately prior to such reclassification, change, consolidation, merger, combination, sale or conveyance (the “Reference Property”).
     WHEREAS, Section 6.04 of the Indenture provides that if Section 6.05 applies to any event or occurrence, Section 6.04 shall not apply.
     WHEREAS, Section 12.01 of the Indenture provides that the Company and the Trustee may enter into a supplemental indenture without the consent of any Holders for the purposes specified therein;
     WHEREAS, this First Supplemental Indenture has been duly authorized by all necessary corporate action on the part of the Company (including a Board Resolution);
     WHEREAS, the Trustee is authorized to execute and deliver this First Supplemental Indenture; and
     WHEREAS, all things necessary to make this First Supplemental Indenture a valid indenture and agreement according to its terms have been done.
     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree as follows for the equal and ratable benefit of the Holders:

ARTICLE 1
EFFECT OF MERGER
     SECTION 1.1 Conversion of Securities. In accordance with Section 6.05 of the Indenture, at and after the effective time of the Merger, the Holder of each Security then Outstanding shall have the right, during the period such Security shall be convertible as specified in Section 6.01 of the Indenture, to convert such Security only into the Merger Consideration received as a result of the Merger by a holder of the number of shares of Common Stock of the Company into which such Security was convertible immediately prior to the Merger (which for the avoidance of doubt, shall be equal to $235.29 per $1,000 aggregate principal amount of Securities).
     SECTION 1.2 Trustee’s Acceptance. The Trustee hereby accepts this First Supplemental Indenture and agrees to perform the same under the terms and conditions set forth in the Indenture.
ARTICLE 2
MISCELLANEOUS
     SECTION 2.1 Effectiveness of Supplemental Indenture. Upon the execution and delivery of this First Supplemental Indenture by the Company and the Trustee, the Indenture shall be supplemented in accordance herewith, and this First Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby.
     SECTION 2.2 Indenture Remains in Full Force and Effect. Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect.
     SECTION 2.3 Indenture and Supplemental Indenture Construed Together. This First Supplemental Indenture is an indenture supplemental to the Indenture, and the Indenture and this First Supplemental Indenture shall henceforth be read and construed together.
     SECTION 2.4 Confirmation and Preservation of Indenture. The Indenture as supplemented by this First Supplemental Indenture is in all respects confirmed and preserved.
     SECTION 2.5 Conflict with Trust Indenture Act. If any provision of this First Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act (the “TIA”) that is required under the TIA to be part of and govern any provision of this First Supplemental Indenture, the provision of the TIA shall control. If any provision of this First Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provision of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this First Supplemental Indenture, as the case may be.
     SECTION 2.6 Severability. In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
     SECTION 2.7 Headings. The Article and Section headings of this First Supplemental Indenture have been inserted for convenience of reference only, are not to be considered part of this First Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.
     SECTION 2.8 Benefits of First Supplemental Indenture, etc. Nothing in this First Supplemental Indenture, express or implied, shall give to any person, other than the parties hereto and their successors hereunder and the Holders of the Securities, any benefit of any legal or equitable right, remedy or claim under the Indenture, this First Supplemental Indenture or the Securities.
     SECTION 2.9 Certain Duties and Responsibilities of the Trustee. In entering into this First Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

     SECTION 2.10 Counterparts. This instrument may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original but all such counterparts shall together constitute but one and the same instrument.
     SECTION 2.11 Governing Law. THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
     SECTION 2.12 The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or for or in respect of the recitals contained herein (other than the eighth recital), all of which recitals are made solely by the Company.
[Signature Pages Follow]

     IN WITNESS WHEREOF, the parties have caused this First Supplemental Indenture to be duly executed as of the date first written above.

COMPANY:

BORLAND SOFTWARE CORPORATION

By: Name:	/s/ Michael Steinharter Michael Steinharter
Title:	President
[Trustee Signature Follows]

TRUSTEE

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By: Name:	/s/ Paula Oswald Paula Oswald
Title:	Vice President

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